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KANSAS CITY POWER & LIGHT COMPANY                                                         Exhibit 12

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES



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                          Twelve Months Ended                   Year Ended December 31
                             September 30, 1994    1993       1992       1991       1990       1989
                                                                       (Thousands)

Income from continuing
 operations                     $ 104,087       $105,772   $ 86,334   $103,893   $102,732   $108,618

Add:

Taxes on income                    63,675         67,953     52,196     60,278     57,062     65,885

Kansas City earnings tax              687            495        382        242        376        390

 Total taxes on income             64,362         68,448     52,578     60,520     57,438     66,275

Interest on value of leased
 property                           7,273          7,273      6,366      5,075      4,357      3,787

Interest on long-term debt         43,247         50,118     54,266     63,057     68,853     78,570

Interest on short-term notes        1,102            750      2,749      3,299      6,199      6,531

Other interest expense
 and amortization                   4,410          4,113      2,173      2,665      2,492      1,985

 Total fixed charges               56,032         62,254     65,554     74,096     81,901     90,873

Earnings before taxes on
 income and fixed charges       $ 224,481       $236,474   $204,466   $238,509   $242,071   $265,766


Ratio of earnings to
 fixed charges                       4.01           3.80       3.12       3.22       2.96       2.92

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